Exhibit 99.1

                   FACTORS AFFECTING FUTURE OPERATING RESULTS

         This Form 10-K, the Company's Annual Report to Shareholders, any Form 10-Q or any Form 8-K of the Company or any other written or oral statements made by or on behalf of the Company include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those discussed below, that could cause actual results to differ materially from historical results or those anticipated. The words "believe", "expect", "anticipate" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

         Although the Company believes that it has the product offerings and resources needed for continuing success, future net sales and margin trends cannot be reliably predicted and may cause the Company to adjust its operations. Factors external to the Company can result in volatility of the Company's common stock price. Because of the foregoing factors, recent trends should not be considered reliable indicators of future stock prices or financial results.

         The following factors could cause actual operating results to differ materially from historical results or those anticipated:

Highly Competitive Industry and Affect of New Products on Results

         The eyeglass lens and coating industry is highly competitive. The Company competes principally on the basis of customer service, the quality and breadth of product offerings, and price. The eyeglass lens and coating industry is characterized by price competition, which can be severe in certain markets, particularly for standard products. Sola attempts, to the extent possible, to counter competition on the basis of price by focusing on providing a rapid response to orders, maintaining high fill rates, developing differentiated new products, and educating processing laboratories and eyecare practitioners on the benefits of Sola lenses and coatings. There can be no assurance, however, that the Company's competitors will not develop products or services that are more effective or less expensive than the Company's products or which could render certain of the Company's products less competitive. Since recently-developed products comprise a substantial portion of the Company's sales, the Company's performance and future growth are dependent upon its continuing ability to develop and market new products. The Company's quarterly results can be affected by the ability to generate sales from new products as anticipated and the costs of such introductions.

         Some of the Company's competitors have significantly greater financial resources than the Company to fund expansion and research and development. See "--Substantial Indebtedness" and "--Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources". Within a particular market, certain of the Company's competitors may enjoy a "home-country" advantage over foreign competition. In addition, in certain markets (primarily Europe), the Company also faces competition from a number of its principal competitors which are vertically integrated with processing centers to a greater extent than the Company, enabling them to customize prescription lenses. This limits the number of independent lens processing customers to which the Company can market its products.

International Operations

         The Company operates manufacturing and distribution sites in three major regions of the world--North America (including Mexico), Europe and Rest of World (comprising primarily Australia, Asia and South America)--and derived approximately half of its net sales in fiscal 1999 from the sale of products



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outside the United States.  As a result, a significant  portion of the Company's
sales  and  operations  are  subject  to  certain   risks,   including   adverse
developments in the foreign political and economic environment, exchange rates, tariffs and other trade barriers, staffing and managing foreign operations and potentially adverse tax consequences. Although the Company and its predecessors have been successfully conducting business outside of the United States since its inception in 1960, there can be no assurance that any of these factors will not have a material adverse effect on the Company's financial condition or results of operations in the future.

         The Company's interest expense is denominated predominantly in U.S. dollars; its cash flow, however, is comprised of a variety of currencies. Although the Company may enter into currency swap agreements with financial institutions to reduce its exposure to fluctuations in foreign currency values relative to its debt obligations, such hedging transactions, if entered into, will not eliminate that risk entirely. As a result of the Company's worldwide operations, currency exchange rate fluctuations tend to affect the Company's results of operations and financial position. The Company has significant operations in Brazil, which has, until recently, experienced a hyper-inflationary environment and whose currency risk may not be effectively hedged. The functional currency of the Company's operations in Brazil is the U.S. dollar. Under U.S. generally accepted accounting principles for hyper-inflationary countries, all translation and transaction adjustments of foreign operations are reflected in the Company's statements of operations. The Company's statements of operations reflect significant charges to income primarily attributable to significant devaluations of the Brazilian currency. There can be no assurance that hyper-inflationary conditions will not return to Brazil or be present in other countries in which the Company has significant operations. See "--Management's Discussion and Analysis of Financial Condition and Results of Operations--Currency Exchange Rates" and "--Inflation".

Restrictions on Payment of Dividends from Subsidiaries

         The Company's foreign operations are conducted through its subsidiaries. These operations contribute significantly to the Company's sales and profitability. The payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Dividends and other payments to the Company from subsidiaries in certain jurisdictions are subject to legal restrictions and may have adverse tax consequences to the Company. Management reviews the need for cash distributions to the Company from its foreign subsidiaries on a case by case basis. If the need for cash distributions from the subsidiaries should arise in the future, there can be no assurance that the subsidiaries will be permitted to make such cash distributions without legal restrictions or adverse tax consequences to the Company. Commencing in fiscal 1996, the Company has provided for U.S. federal and state income taxes on unremitted earnings of certain foreign subsidiaries.

Substantial Indebtedness

         The Company's substantial indebtedness may limit its capacity to respond to market conditions (including its ability to satisfy capital expenditure requirements) or to meet its contractual or financial obligations. In addition, pursuant to the debt instruments governing the Company's indebtedness, the Company is subject to restrictive covenants that could limit its ability to conduct its business. Furthermore, the ability of the Company to satisfy its obligations will be dependent upon its future performance, which will be subject to prevailing economic conditions and to financial, business and other factors, including factors beyond the control of the Company. The Company entered into an Amended credit agreement with The Bank of America National Trust and Savings Association, for itself and as agent for a syndicate of other financial institutions, covering an aggregate amount of $300 million. As of March 31, 1999, $103 million was outstanding under this agreement, and $194.6 million was available for future borrowings. Through and including March 15, 2008, interest on the Company's $100 million aggregate principal amount of 6 7/8% Senior Notes due 2008 (the "Notes") will be payable in cash semiannually. Although the Company believes that cash flow from operations will be sufficient to meet all of its debt service requirements and to fund its capital expenditure requirements, there can be no assurance that this will be the case.



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Reliance on Key Management

         The operation of the Company requires managerial and operational expertise. There can be no assurance that the Company's key management employees will remain with the Company. If, for any reason, such key personnel do not continue to be active in the Company's management, operations could be adversely affected. The Company does not maintain key-man life insurance policies.

Medical Procedures

         A number of companies have developed, or are developing, surgical equipment or implants used to correct refractive error, including myopia, hyperopia and astigmatism. These procedures are ineffective at correcting presbyopia, which affects the vast majority of people above the age of 45, and is a major cause of demand for Sola's progressive and other multifocal lenses. However, there can be no assurance that current medical procedures, or ones developed in the future, will not materially impact demand for the Company's lenses.

Forward Integration

         In some instances, Sola's competitors have made or may make acquisitions of wholesale distributors or independent processing laboratories that are customers of Sola. In these instances, Sola aims to continue to supply lens products to these wholesale operations. However, there is no assurance that sales will continue at previous levels to these wholesalers.

Dividend Policy; Restrictions on Payment of Dividends

         The Company has not declared or paid any cash dividends on any class of its capital stock, and does not intend to pay dividends on its Common Stock in the foreseeable future. The Company's Bank Credit Agreement with The Bank of America National Trust and Savings Association, and the Indenture governing the Notes (the "Indenture"), restrict and limit the payment of dividends on the Common Stock. See "--Price Range of Common Stock and Dividend Policy".

Antitakeover Provisions

         The Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions include advance notice procedures for stockholders to nominate candidates for election as directors of the Company and for stockholders to submit proposals for consideration at stockholders' meetings. In addition, the Company is subject to Section 203 of the Delaware General Corporation Law, which limits transactions between a publicly held company and "interested stockholders" (generally, those stockholders who, together with their affiliates and associates, own 15% or more of a company's outstanding capital stock). This provision of Delaware law also may have the effect of deterring certain potential acquisitions of the Company. In addition, the Company's shareholder rights plan could have the effect of delaying or hindering a possible takeover of the Company. The Company believes that these measures enhance the ability of the Board of Directors of the Company to respond to proposals to acquire control of the Company in a manner that is in the best interests of the Company, its stockholders, employees and other affected constituents.

Year 2000

         The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other



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things, a temporary inability to process transactions,  send invoices, or engage in similar normal business activities.

         The Company has completed its Year 2000 assessment of critical business systems. Based on these assessments, the Company determined that it will be required to modify or replace certain portions of its software so that those systems will properly utilize dates beyond December 31, 1999. The Company presently believes that with modifications or replacements of existing software, the Year 2000 issue can be mitigated. Year 2000 expenditures to-date have not been material, and the overall cost to the Company of making its Information Technology ("IT") systems Year 2000 compliant is also estimated to not be material to the Company's results of operations (less than $2 million over a three fiscal year period).

         The Company has also performed extensive testing of operating equipment ("embedded chips") to ensure that they are Year 2000 compliant. To date no material exposures have been detected.

         For those IT systems that require upgrades to make them Year 2000 compliant, the Company believes it has commenced upgrade programs in a timely manner so that the systems will be available for extensive testing prior to implementation. The majority of remediation work has been completed. However, in certain instances, the Company will not meet the timetable for implementation of their main Year 2000 strategy, primarily in Australia and France. In both instances contingency plans have been developed and implemented which should deliver adequate computer functionality until the main strategy can be completed.

         The cost of the Company's Year 2000 program and its beliefs regarding its compliance program are based on the Company's best estimates, which were derived utilizing a number of assumptions about future events, such as the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, the performance of key software and hardware vendors and other similar uncertainties. However, we are not sure that our estimates will be achieved and actual results could differ materially from those anticipated.

         As part of its overall assessment package, the Company is also in the process of assessing the possible effects on the Company's operations of the Year 2000 readiness of key suppliers and customers. The Company has developed a worksheet for all sites to utilize as an aid in collecting information about Year 2000 compliance including that of business partners. Initial emphasis has been on partners with Electronic Data Interfaces ("EDI"), with the second stage being communication with key suppliers and customers on their readiness. The Company's largest customer accounts for less than 5% of net sales and the ten largest customers account for approximately 23% of net sales.

         Due to the Company's decentralized operations, and lack of reliance on one Companywide IT system, the Company believes that the risk of isolated Year 2000 failures should not be material to the Company's consolidated operations. However, difficulties in making the Company's IT systems Year 2000 compliant in a number of its significant geographic regions or the failure of a number of the Company's major vendors, customers or other material service providers to adequately address their Year 2000 issues would have a material adverse effect on the Company.

         Certain of the Company's North American operations implemented a significant upgrade of their computer operating systems (unrelated to the Year 2000 issue), which entailed the installation of certain modules of an enterprise wide IT system. This system underwent extensive testing in the month of November 1998, and since December 1998 the system has been fully operational.

European Union Conversion to the "Euro"

         The Company has instituted a "Euro" conversion team and begun preliminary preparation for the conversion by eleven member states of the European Union to a common currency, the "Euro". Conversion to the Euro by these member states of the union will take place on a "no compulsion, no prohibition" basis between January 1, 1999 and January 1, 2002. By January 1, 2002 all companies



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operating in the eleven member  states will be required to be fully  operational using the new currency. The Euro conversion team has primarily addressed the accounting and information systems changes that are necessary to facilitate trading in the Euro, the possible market place implications of a common currency and the currency exchange rate risks, with the initial emphasis placed on the system modifications. The Company has not completed the evaluation of the possible effect of the changes to the Euro on foreign currency loans, or the impact if any, on the market place implications of a common currency. Preliminary assessments indicate that the financial impact of conversion to a Euro based currency will not be material to the Company's consolidated financial position, results of operations or cash flows.